Exhibit (a)(viii)

WRITTEN INSTRUMENT AMENDING THE DECLARATION OF TRUST OF

THE ARBITRAGE FUNDS

At a meeting duly called and held on February 23, 2021, a majority of the Trustees of The Arbitrage Funds (the “Trust”), acting pursuant to Article IX, Section 9.3(a) of the Trust’s Declaration of Trust, as amended to date, approved an amendment to the Declaration of Trust adding a new Section 6.3(c) to Article VI, Section 6.3 of the Declaration of Trust, which provides as follows:

6.3(c)            The Trustees shall have full power and authority, in their sole discretion and without obtaining Holder approval, to combine two or more classes of a series into a single class of such series (but the Trustees may not combine a class having outstanding Interests unless the Trustees determine that such combination is in the best interests of the Holders of such Interests).

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PRESIDENT’S CERTIFICATE

The undersigned, being the duly elected, qualified and active President of The Arbitrage Funds (the “Trust”), hereby certifies that the foregoing instrument amending the Trust’s Declaration of Trust and adding a new Section 6.3(c) to Article VI, Section 6.3 of the Declaration of Trust, which provides as follows:

6.3(c)            The Trustees shall have full power and authority, in their sole discretion and without obtaining Holder approval, to combine two or more classes of a series into a single class of such series (but the Trustees may not combine a class having outstanding Interests unless the Trustees determine that such combination is in the best interests of the Holders of such Interests).

has been duly adopted by a majority of the Trustees, and has the status of an amendment to the Trust’s Declaration of Trust, as amended to date, pursuant to Article Article IX, Section 9.3(a) of the Declaration of Trust, and effective on February 23, 2021.

Dated as of : February 23, 2021	/s/John S. Orrico
John S. Orrico, President